UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2019 (July 11, 2019)

Vislink Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35988	20-5856795
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 S. Pineapple Avenue, Suite 701, Sarasota, FL	34236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 953-9035

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	VISL	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On July 11, 2019, Vislink Technologies, Inc. (the “Company”) consummated an underwritten public offering (the “Offering”) of (i) 1,550,000 shares of common stock, par value $0.00001 per share, of the Company (“Common Stock”), as well as 900,000 shares of Common Stock issuable to the underwriters of the Offering (the “Underwriters”) to cover over-allotments, (ii) pre-funded warrants exercisable for 4,450,000 shares of Common Stock (the “Pre-Funded Warrants”), and (iii) warrants to purchase up to an aggregate of 6,000,000 shares of Common Stock (the “Warrants”), as well as Warrants to purchase up to an additional 900,000 shares of Common Stock issuable to the Underwriters to cover over-allotments. The Offering was conducted pursuant to an Underwriting Agreement, dated July 11, 2019 by and between the Company and A.G.P./Alliance Global Partners, LLC, as representative of the several underwriters named in Schedule I therein (the “Underwriting Agreement”).

The shares of Common Stock and Warrants were sold at a combined Offering price of $2.00 per share of Common Stock and Warrant. Each Warrant sold with the shares of Common Stock represents the right to purchase one share of Common Stock at an exercise price of $5.00 per share. The Warrants are exercisable immediately, expire five years from the date of issuance and provide that, beginning on the earlier of (i) 20 days after issuance and (ii) if the Common Stock trades an aggregate of more than 20,000,000 shares after the pricing of this offering as reported by Bloomberg, and ending on the fifteenth (15) month anniversary thereof, each Warrant may be exercised at the option of the holder on a cashless basis, in whole or in part for a whole number of shares if the weighted average price of the Common Stock on the trading day immediately prior to the exercise date fails to exceed the initial exercise price of the Warrant.

The Pre-Funded Warrants and Warrants were sold at a combined Offering price of $1.999 per Pre-Funded Warrant and Warrant. The Pre-Funded Warrants were sold to purchasers whose purchase of shares of Common Stock in the Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of the Company’s outstanding Common Stock immediately following the consummation of the Offering, in lieu of shares of Common Stock. Each Pre-Funded Warrant represents the right to purchase one share of Common Stock at an exercise price of $0.001 per share. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The shares of Common Stock, Pre-Funded Warrants and Warrants were issued separately and are immediately separable upon issuance.

On July 15, 2019, the Company entered into a Warrant Agreement with Continental Stock Transfer & Trust Company (“Continental”), appointing Continental as Warrant Agent for the Pre-Funded Warrants and the Warrants for purposes of the Offering (the “Warrant Agreement”), defining the mechanism and timing for issuance of the Pre-Funded Warrants and the Warrants in the Offering, and attaching the forms of Pre-Funded Warrant and the Warrant issued to the investors in the Offering. A registration statement on Form S-1, relating to the Offering was filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 1, 2019, amendments to which were filed with the SEC on July 10, 2019 and July 11, 2019, and was declared effective on July 11, 2019. The gross proceeds to the Company from the Offering, before deducting underwriting discounts and commissions and other estimated Offering expenses, and excluding the exercise of any Pre-Funded Warrants or Warrants, was approximately $12 million.

The Underwriting Agreement and the Warrant Agreement (with the forms of Pre-Funded Warrant and Warrant) are filed as Exhibits 1.1 and 10.1, respectively, to this Current Report on Form 8-K, and the description of the terms of the Underwriting Agreement and the Warrant Agreement are qualified in their entirety by reference to such exhibits.

Item 8.01 Other Events.

On July 11, 2019, the Company issued a press release announcing the pricing of the Offering, a copy of which is filed as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated July 11, 2019 between the Company and A.G.P./Alliance Global Partners, LLC.
10.1	Warrant Agreement, including forms of Pre-Funded Warrant and Warrant, made as of July 15, 2019, between the Company and Continental.
99.1	Press Release dated July 11, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2019	VISLINK TECHNOLOGIES, INC.

	By:	/s/ Roger Branton
	Name:	Roger Branton
	Title:	Chief Executive Officer